UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2015

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 6, 2015, pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 19, 2015 by and between Lockheed Martin Corporation (“Lockheed Martin” or the “Corporation”), United Technologies Corporation (“UTC”) and certain wholly-owned subsidiaries of UTC (collectively, “Sellers”), Lockheed Martin completed the acquisition from Sellers for $9,083,000,000 in cash (the “Purchase Price”) of all of the issued and outstanding equity of Sikorsky Aircraft Corporation and certain affiliated entities (collectively, “Sikorsky”) (the “Transaction”). The Purchase Price includes an adjustment of $83 million based on an estimate of working capital and net indebtedness as of the closing date compared to target amounts and could be further adjusted based on a post-closing reconciliation of such estimate to actual amounts. Of the Purchase Price, $5 million was deferred for future payment following the approval by the Foreign Investment Promotion Board of India of the transfer by United Technologies International Corporation – Asia Private Limited of its shares in TATA Sikorsky Aerospace Limited to Lockheed Martin. As a result of the Transaction, Sikorsky has become a wholly-owned subsidiary of Lockheed Martin aligned under the Corporation’s Mission Systems and Training (MST) business area.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement that was filed as Exhibit 2.1 to the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 20, 2015 and incorporated herein by reference, as amended by that certain Amendment No. 1 to Stock Purchase Agreement (“Amendment No. 1”) dated as of November 5, 2015 by and among Sellers and the Corporation, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. References to the Stock Purchase Agreement herein shall be deemed to be to the Stock Purchase Agreement as amended by Amendment No. 1. A copy of Lockheed Martin’s press release announcing completion of the Transaction is included as Exhibit 99.1 to this report and incorporated herein by reference.

The representations and warranties and covenants set forth in the Stock Purchase Agreement have been made only for the purposes of the Stock Purchase Agreement and solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, as well as by information contained in each party’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties were made only as of the dates specified in the Stock Purchase Agreement. Accordingly, the Stock Purchase Agreement is incorporated by reference in this filing only to provide investors with information regarding the terms of the Stock Purchase Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 6, 2015, Lockheed Martin borrowed $6 billion to partially fund the Purchase Price for the Transaction under the 364-Day Credit Agreement (the “364-Day Credit Agreement”), among the Corporation, as Borrower, the lenders listed therein, Citibank, N.A., as Syndication Agent, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate & Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent. The remainder of the Purchase Price was funded with commercial paper under the Corporation’s commercial paper program and cash on hand.

Borrowings under the 364-Day Credit Agreement will mature and become due and payable on October 7, 2016 unless earlier repaid by the Corporation or accelerated and declared due and payable earlier by the Administrative Agent upon certain events of default. However, the Corporation has the option to cause any loans outstanding on the maturity date to be continued as one-year term loans on the same terms and conditions.

Borrowings under the 364-Day Credit Agreement will bear interest at a periodic fixed rate based on LIBOR with a term equivalent to the interest period for such borrowing, plus the “Eurodollar Margin”. The “Eurodollar Margin” ranges from 0.815% to 1.125% per annum based upon the Corporation’s senior unsecured long-term debt securities credit ratings.

The obligations of the Corporation to pay amounts outstanding under the 364-Day Credit Agreement may be accelerated upon the occurrence of an “Event of Default” as defined in the 364-Day Credit Agreement. Such Events of Default include (1) the Corporation’s failure to pay when due the principal of, or within 5 days when due, the interest on, borrowings under the credit facility, (2) the Corporation’s failure to comply with certain covenants contained in the 364-Day Credit Agreement (after expiration of any applicable grace periods), (3) any representation or warranty of the Corporation in the 364-Day Credit Agreement proving to be incorrect in any material respect when made, (4) the Corporation’s default on or acceleration of any Material Debt (as defined in the 364-Day Credit Agreement), (5) the bankruptcy or insolvency of the Corporation, or (6) a change in control of the Corporation.

The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 364-Day Credit Agreement, which is filed as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on October 13, 2015 and incorporated herein by reference.

Item 8.01. Other Events.

Sikorsky Government Contract Claim

In its quarterly report on Form 10-Q for the quarter ended June 30, 2015, UTC disclosed the following legal proceeding:

“As previously disclosed, in October 2014, the United States Government filed a complaint in the United States District Court for the Eastern District of Wisconsin alleging that Sikorsky and two of its wholly-owned subsidiaries, Derco Aerospace (Derco) and Sikorsky Support Services, Inc. (SSSI), violated the False Claims Act in connection with a contract that the U.S. Navy awarded to SSSI in June 2006 to support the Navy’s T-34 and T-44 fixed-wing turboprop training aircraft. SSSI subcontracted with Derco primarily to procure and manage the spare parts for the training aircraft. The Government alleges that SSSI overbilled the Navy on the contract because Derco added profit and overhead costs to the price of the spare parts that Derco procured and then sold to SSSI. The Government also claims that SSSI submitted false Certificates of Final Indirect Costs in the years 2006 through 2012. We believe that Derco was lawfully permitted to add profit and overhead to the cost of the parts, and maintain that SSSI did not submit any false certificates. We also believe that we have other substantial legal and factual defenses to the government’s claims.

The government’s complaint asserts numerous claims for violations of the False Claims Act, for breach of contract and for unjust enrichment. Pursuant to a court filing made by the Government in late April 2015, the Government disclosed that it seeks damages of approximately $45 million, subject to trebling, plus statutory penalties of approximately $13 million, all totaling approximately $148 million. Although we continue to evaluate liability and exposure, we do not currently believe that it is probable that we will incur a material loss. If, contrary to our expectations, the Government prevails in this matter and proves damages in a material amount, the outcome could have a material adverse effect on our results of operations in the period in which a liability would be recognized and on our cash flows for the period in which any damages would be paid.

By letter dated July 13, 2015, the United States Department of Justice notified Sikorsky that it has opened a criminal investigation with respect to this matter, and requested that Sikorsky and its two subsidiaries voluntarily produce documents. Sikorsky and its subsidiaries intend to cooperate fully in the investigation. We cannot predict the outcome or consequences of this investigation at this time.”

As a result of the Transaction, we have assumed the defense of and any potential liability for the civil False Claims Act lawsuit described above. As required by Generally Accepted Accounting Principles, we will be evaluating the reasonably possible loss or range of loss for this matter, which may result in an accrual in excess of any amounts previously accrued by UTC. We cannot predict the outcome or consequences of the civil False Claims Act lawsuit or the criminal investigation. Sikorsky will continue to cooperate in that investigation.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements for Sikorsky required by Item 9.01(a) will be filed by amendment as soon as practicable, but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information for Sikorsky required by Item 9.01(b) will be filed by amendment as soon as practicable, but no later than 71 calendar days after the date on which this initial Current Report on Form 8-K was required to be filed.

(d)	Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Stock Purchase Agreement dated as of November 5, 2015 by and among United Technologies Corporation and certain affiliated entities identified therein and Lockheed Martin Corporation.*

99.1	Press Release dated November 6, 2015 issued by Lockheed Martin Corporation.

*	The exhibits to Amendment No. 1 to Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lockheed Martin agrees to furnish supplementally a copy of such exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lockheed Martin Corporation

Date: November 6, 2015	by:	/s/ Stephen M. Piper
Stephen M. Piper
Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to Stock Purchase Agreement dated as of November 5, 2015 by and among United Technologies Corporation and certain affiliated entities identified therein and Lockheed Martin Corporation*

99.1	Press Release dated November 6, 2015 issued by Lockheed Martin Corporation.

*	The exhibits to Amendment No. 1 to Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lockheed Martin agrees to furnish supplementally a copy of such exhibits, or any section thereof, to the SEC upon request.